Calculation of Filing Fee Tables
S-3
MORGAN STANLEY
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $8,000,000,000.00. The prospectus is a final prospectus for the related offering.
(comprised of $500,000,000 of the Floating Rate Senior Notes Due 2029, $2,000,000,000 of the Fixed/Floating Rate Senior Notes Due 2029, $2,500,000,000 of the Fixed/Floating Rate Senior Notes Due 2031 and $3,000,000,000 of the Fixed/Floating Rate Senior Notes Due 2036).